As filed with the Securities and Exchange Commission on August 2, 2007

Registration No. 333-142443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 5

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cross Match Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7373	65-0637546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3950 RCA Boulevard, Suite 5001

Palm Beach Gardens, Florida 33410

(561) 622-1650

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

William A. Smith II, Esq.

Senior Vice President, General Counsel and Secretary Cross Match Technologies, Inc.

3950 RCA Boulevard, Suite 5001

Palm Beach Gardens, Florida 33410

(561) 622-1650

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Alan L. Dye, Esq. John B. Beckman, Esq. Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004 Telephone: (202) 637-5600	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purpose of amending “Part II—Information Not Required in Prospectus.”

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by Cross Match Technologies, Inc., or the Registrant, in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the NASDAQ Global Market listing fee.

Amount
SEC registration fee	$6,908
NASD filing fee	20,625
NASDAQ Global Market listing fee	105,000
Blue sky qualification fees and expenses	10,000
Accounting fees and expenses	500,000
Legal fees and expenses	1,000,000
Printing and engraving expenses	250,000
Transfer agent and registrar fees	4,000
Miscellaneous expenses	203,467

Total	$2,100,000

Item 14.	Indemnification of Directors and Officers

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware, (the “Delaware General Corporation Law”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Registrant’s restated certificate of incorporation filed as Exhibit 3.1 hereto provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The Registrant’s amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation Law. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reason to believe that such person’s conduct was illegal.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. The Registrant intends to enter into agreements to indemnify its directors and executive officers. These agreements, a form of which is filed as Exhibit 10.11 hereto, will provide for indemnification of the Registrant’s directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in its right, arising out of such person’s services as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provided services at the Registrant’s request.

Underwriting Agreement. The Registrant’s underwriting agreement with the underwriters will provide for the indemnification of the directors and officers of the Registrant and Smiths against specified liabilities related to this prospectus under the Securities Act in certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

The information presented below describes the sales and issuances of securities by the Registrant since January 1, 2004. The information shown does not give effect to the reverse stock split implemented by the Registrant immediately before completion of the offering registered by this registration statement. Unless otherwise indicated, the consideration for all such sales and issuances, other than issuances of stock options, was cash. The information presented below regarding the aggregate consideration received by the Registrant is provided before deduction of offering and other related expenses.

2004

From July 2004 through December 2004, the Registrant issued 312,209.75 shares of Series A preferred stock to 22 accredited investors at a purchase price of $7.25 per share, (the “Series A Preferred Stock Offering”). The Registrant received aggregate consideration of $2.3 million in 2004 from the Series A Preferred Stock Offering.

2005

From January 2005 through November 2005, the Registrant issued 600,291.16 shares of Series A preferred stock to 23 accredited investors at a purchase price of $7.25 per share in connection with the Series A Preferred Stock Offering. The Registrant received aggregate consideration of $4.4 million in 2005 from the Series A Preferred Stock Offering.

From January 2005 through December 2005, the Registrant issued 37,788 shares of common stock to its employees upon the exercise of options issued under the Registrant’s Amended and Restated Stock Incentive Plan, at exercise prices of $2.00, $3.50 and $4.50 per share. The Registrant received aggregate consideration of $116,006.

From January 2005 through December 2005, the Registrant issued 1,962,760 shares of common stock to 15 accredited investors upon the exercise of warrants issued to accredited investors in private offerings from 2001 to 2003, at exercise prices of $2.50 and $2.90 per share. The Registrant received aggregate consideration of $5.0 million.

On August 1, 2005, the Registrant issued 14,988,325 shares of common stock and a warrant to purchase an additional 660,992 shares of common stock to Smiths Group Holdings Netherlands BV in partial consideration for all of the shares (Geschäftsanteile) of Smiths Heimann Biometrics GmbH.

2006

In February 2006, the Registrant issued 10,000 shares of Series A preferred stock to one accredited investor at a purchase price of $7.25 per share in connection with the Series A Preferred Stock Offering. The Registrant received aggregate consideration of $72,500 in 2006 from the Series A Preferred Stock Offering.

From January 2006 through December 2006, the Registrant issued 20,000 shares of common stock to its employees upon the exercise of options issued under the Registrant’s Amended and Restated Stock Incentive Plan, at exercise prices of $3.50 and $4.50 per share. The Registrant received aggregate consideration of $80,000.

From January 2006 through December 2006, the Registrant issued 2,944,727 shares of common stock to 16 accredited investors upon the exercise of warrants issued to accredited investors in a 2001 private offering, at an exercise price of $3.50 per share. The Registrant received aggregate consideration of $10.3 million.

On May 31, 2006, the Registrant issued 250,000 shares of common stock to sellers in consideration for all of the shares of C-Vis.

Option Issuances

Since January 1, 2004, the Registrant has issued to directors, officers and employees options to purchase 6,016,600 shares of the Registrant’s common stock under the Registrant’s Amended and Restated Stock Incentive Plan at exercise prices from $6.00 to $10.00 per share.

* * * *

The issuances of securities in the foregoing transactions were effected without registration under the Securities Act in reliance on Section 4(2) thereof, Regulation D thereunder or Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. None of such transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates or other instruments issued in such transactions. All such recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated by reference.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the purchase agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on August 2, 2007.

CROSS MATCH TECHNOLOGIES, INC.

By:	/s/ James W. Ziglar
Name: James W. Ziglar Title: President and Chief Executive Officer

Name	Title

/s/ James W. Ziglar James W. Ziglar	President and Chief Executive Officer (Principal Executive Officer)

/s/ Mark A. Slaven Mark A. Slaven	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* James E. Davis	Director

* Bernard J. Hamilton	Director

* Michael Jackson	Director

* Walter F. Raquet	Chairman

* Alan Thomson	Director

*By:	/s/ James W. Ziglar
James W. Ziglar Attorney-in-fact

EXHIBIT INDEX

**	1.1	Form of Underwriting Agreement between Cross Match Technologies, Inc., or the Company, and the underwriters

**	3.1	Form of Restated Certificate of Incorporation of the Company

**	3.2	Form of Amended and Restated Bylaws of the Company

**	4.1	Form of certificate representing the Common Stock, $0.01 par value per share, of the Company

*	4.2	Form of Warrant issued to Lessor in connection with the Lease of 3950 RCA Boulevard, Suite 5000, Palm Beach, Florida 33410

*	4.3	Warrant issued to Seller in connection with the Stock Purchase Agreement dated March 15, 2005

*	4.4	Form of Warrant issued in connection with 2003 private placement offering of 2,000,000 shares of common stock at $6.00 per share

*	4.5	Second Amended and Restated Stockholders’ Agreement

**	5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the Common Stock

*	10.1	Amended and Restated Stock Incentive Plan

**	10.2	Cross Match Technologies, Inc. 2007 Omnibus Incentive Plan

*	10.3	Lease for Palm Beach Gardens, Florida Facility

*	10.4	Employment Agreement between the Company and James W. Ziglar dated July 12, 2005

*	10.5	Employment Agreement between the Company and Mark A. Slaven dated September 29, 2005

*	10.6	Employment Agreement between the Company and Gerhart S. Ernst dated September 18, 2006

*	10.7	Amended and Restated Employment Agreement between the Company and William A. Smith II dated February 5, 2007

*	10.8	Employment Agreement between the Company and Elaine K. Dezenski dated August 31, 2006

**	10.9	Senior Executive Change in Control and Severance Plan

**	10.10	Agreement by and between Sagem Défense Sećurite and Cross Match Technologies GmbH dated as of December 30, 1998, as amended(1)

**	10.11	Form of Indemnification Agreement to be entered into between the Company and each of its directors and officers

*	21.1	List of Subsidiaries

*	23.1	Consent of KPMG LLP

*	23.2	Consent of PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Germany

	23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

*	23.4	Consent of General James L. Jones, Jr.

*	24.1	Power of Attorney

*	Previously filed.
**	Filed herewith.
(1)	Confidential treatment has been requested for certain portions of the agreement. The copy filed as an exhibit omits the information subject to the confidentiality request.